UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 1, 2010

CYMER, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-21321	33-0175463
(State or jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17075 THORNMINT COURT

SAN DIEGO, CALIFORNIA 92127

(Address of principal executive offices)

(858) 385-7300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On December 1, 2010, we entered into an employment agreement with Karen K. McGinnis, our Vice President, Corporate Controller and Chief Accounting Officer. The agreement, which is our standard form of employment agreement for key executive officers, provides for Ms. McGinnis to receive the following benefits if her employment terminates under certain circumstances in connection with certain change of control transactions:

•

Twelve monthly payments each equal to (A) 1/12 of Ms. McGinnis’ base salary plus (B) 1/36 of the aggregate amounts paid to Ms. McGinnis under our bonus and incentive programs with respect to the three previous calendar years;

•

a lump sum payment equal to the prorated maximum amounts for which Ms. McGinnis is eligible under our ongoing bonus programs, other than our long-term bonus programs, during the calendar period in which such termination occurs;

•	a lump sum payment equal to any bonuses accrued but not paid under our long-term bonus programs;

•

acceleration of the vesting of any equity incentive awards held by Ms. McGinnis and an extended period following such termination in which she can exercise any vested stock options for up to one year; and

•

payment of premiums for health insurance benefits for up to twelve months after such termination, or if such premium payments are determined to be prohibited under nondiscrimination rules of the Internal Revenue Code, cash payments to Ms. McGinnis in lieu of such premium payments.

To receive these benefits, Ms. McGinnis must execute a full general release and waiver of all claims.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYMER, INC.

	By:	/S/ PAUL B. BOWMAN
Date: December 3, 2010		Paul B. Bowman
Senior Vice President, Chief Financial Officer & Secretary